EXHIBIT 99.1





AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
------------------                 ---------------------------------------------
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
----------------------
 October 1, 2003

                 KCS ENERGY, INC. ANNOUNCES INCREASED PRODUCTION
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               CAPITAL EXPENDITURE BUDGET INCREASED TO $75 MILLION
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HOUSTON,  TX, October 1, 2003 -- KCS Energy,  Inc.  (NYSE:  KCS) announced today continued production increases in two significant fields and an increase in its capital expenditure budget for 2003.

Production at the Elm Grove Field (97-100% working interest) in north Louisiana has surpassed 25 million cubic feet per day (MMCFPD) with continued workover and drilling success. Elm Grove production averaged 6.1 MMCFPD in 2002. To date, 13 new wells have been drilled in 2003. KCS anticipates drilling an additional five wells in the field this year and 20-30 wells in the Elm Grove Field in 2004.

Production in the Joaquin Field in Shelby County, east Texas is now over 5 MMCFPD with recently drilled wells currently in various stages of completion. KCS owns a 74-100% working interest in wells in this field where it has drilled five wells this year and anticipates drilling 5-10 additional wells in 2004.

Based on the successful drilling programs and strong cash flow, the Board of Directors approved an increase in the Company's 2003 capital spending program to $75 million, the third increase this year. Commenting on the increase, James W. Christmas, Chairman and Chief Executive Officer said, "We are pleased with the Board's decision to approve this addition to our capital budget. This will allow us to expand our drilling program to continue to grow our oil and gas production and reserves."

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.


KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

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5555 San Felipe, Suite 1200, Houston, TX  77056